Exhibit 99.1

March 10, 2008
Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports full year 2007 financial and transaction production results
PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the full year 2007. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is a leading provider of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Full Year Results
     The Company reported revenues of $255.7 million for the year ended December 31, 2007, an increase of $26.0 million, or 11.3% compared to the same period last year. Operating income was $48.0 million compared to $54.3 million for 2006, representing a decrease of $6.3 million, or 11.6%. This decrease in operating income is attributable to increased operating expenses incurred to support the ongoing costs and expenses related to (i) the growth in our capital market services platforms (primarily, the addition of new associates and increased occupancy costs related to the expansion of several of our offices as well as the addition of our San Francisco office which opened in late 2006), (ii) support of our public company structure following the Company’s initial public offering on January 30, 2007, and (iii) certain other cost increases spread among our other expense categories. The Company reported net income of $14.4 million (after an adjustment to the full year results of $29.7 million to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships) for the year ended December 31, 2007, compared with net income of $51.6 million for the same period last year (during which time Holdings owned 100% of the Operating Partnerships and, accordingly, there were no adjustments to reflect the impact of minority ownership interests or associated corporate federal and state income taxes). Net income attributable to Class A common

HFF reports full year 2007 financial results

stockholders for the year ended December 31, 2007 was $12.5 million, or $0.84 per diluted share. The Company’s net income reported for the full year 2007 and 2006 are not directly comparable due primarily to the minority interest adjustment, which reflects HFF Holdings, LLC’s (Holdings) ownership interest in the Operating Partnerships as well as the change in income tax structure following the reorganization transactions and initial public offering on January 30, 2007.
     EBITDA was $58.3 million for the year ended December 31, 2007, an increase of $0.1 million or 0.1% compared to last year.
Fourth Quarter Highlights
     In the face of very challenging domestic and global capital markets credit and liquidity conditions, the Company generated fourth quarter total revenue of $52.3 million, a decrease of $20.9 million or 28.5% from the fourth quarter of 2006. Operating income of $7.3 million for the fourth quarter of 2007 declined by approximately $11.8 million, or 61.8%, when compared to the fourth quarter of 2006. This decrease in operating income is directly attributable to the decreases in production volumes from the prior year in several of the Company’s capital markets services platforms, including our debt placement, investment sales, and note sales and note sale advisory services and to increased operating expenses incurred to support the ongoing costs and expenses related to the growth in our capital markets services platforms and our public company structure following the initial public offering transaction on January 30, 2007 as noted above.
     The Company’s net income reported for the fourth quarter 2007 was $2.1 million compared with net income of $18.3 million for the same period in 2006. The Company’s net income reported for the fourth quarter 2007 and 2006 are not directly comparable due primarily to the minority interest adjustment, which reflects HFF Holdings, LLC’s (Holdings) ownership interest in the Operating Partnerships as well as the change in income tax structure following the reorganization transactions and initial public offering on January 30, 2007. This quarter’s net income includes a $5.5 million adjustment to the fourth quarter results to reflect the impact of the minority ownership interest of Holdings in the Operating Partnerships. In 2006, Holdings owned 100% of the Operating Partnerships and, accordingly, there were no adjustments to reflect the impact of minority ownership interests or associated corporate federal and state income taxes. Net income attributable to Class A common stockholders for the fourth quarter 2007 was $0.13 per diluted share.

HFF reports full year 2007 financial results

     Income tax expense for the fourth quarter 2007 was $2.0 million, compared to $0.1 million of income tax expense for the fourth quarter 2006 when there was no similar provision for corporate federal and state income taxes. This increase is attributable to the change in tax structure following the initial public offering. These corporate tax amounts are reflected in the Company’s consolidated financial statements for the fourth quarter 2007 and are applicable for the period following the initial public offering on January 30, 2007.
     EBITDA for the fourth quarter 2007 was $10.6 million, a decrease of $9.7 million or 47.7% compared to the same period last year. This decrease is primarily attributable to the decrease in our operating income as discussed above.
     The financial results presented in this earnings press release reflect the consolidated financial position and results of operations of Holliday GP Corp., HFF, Inc.’s wholly-owned subsidiary and sole general partner of each of the Operating Partnerships (Holliday GP), HFF Partnership Holdings LLC, the Operating Partnerships, and HFF, Inc. for all periods presented. The minority interest relates to the ownership interests of Holdings in the Operating Partnerships following the initial public offering. For a discussion of the adjustments relating to the reorganization transactions and the initial public offering, see Note (1) to the financial statements included in this earnings press release. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.

HFF reports full year 2007 financial results

HFF, Inc.
Consolidated Operating Results(1)
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenue	$52,306	$73,160	$255,666	$229,697

Operating expenses:
Cost of services	31,172	41,368	148,026	130,708
Operating, administrative and other	12,877	11,940	55,799	41,896
Depreciation and amortization	970	767	3,861	2,806

Total expenses	45,019	54,075	207,686	175,410

Operating income	7,287	19,085	47,980	54,287

Interest and other income, net (2)	2,383	510	6,469	1,139
Interest expense	(3)	(1,164)	(407)	(3,541)

Income before income taxes and minority interest	9,667	18,431	54,042	51,885

Income tax expense	2,035	119	9,874	332

Income before minority interest	7,632	18,312	44,168	51,553

Minority interest (3)	5,519	—	29,748	—

Net income	$2,113	$18,312	$14,420	$51,553

Less net income earned prior to IPO and reorganization	—	(18,312)	(1,893)	(51,553)

Net income available to stockholders	$2,113	$—	$12,527	$—

Earnings per share — basic	$0.13		$0.84

Earnings per share — diluted	$0.13		$0.84

EBITDA	$10,640	$20,362	$58,310	$58,232

HFF reports full year 2007 financial results

Production Volume and Loan Servicing Summary
     The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Full Year Production Volume
     The Company reported record production volumes for the full year 2007 which totaled more than $43.5 billion on 1,251 transactions, representing a 23.2% increase in production volume and a 3.3% decrease in the number of transactions when compared to full year 2006 production of approximately $35.3 billion on 1,294 transactions. The average transaction size for the full year 2007 was $34.8 million, approximately 27.4% higher than the comparable figure for the full year 2006. It should be noted that a portion of the 23.2% increase in production volume was achieved due to four large investment sales portfolio transactions which closed during the full year 2007. If these large portfolio transactions were excluded, our production volume would have increased by 2.2% and our average transaction size for the full year 2007 would have been approximately $29.0 million, or approximately 6.0% higher than the average transaction size for the comparable period in 2006.

HFF reports full year 2007 financial results

Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Twelve Months Ended Dec. 31
By Platform	2007		2006
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement (a)	$23,480,967	936	$22,070,988	1,010
Investment Sales	17,117,933	204	10,141,200	186
Structured Finance (b)	2,320,291	102	2,714,617	96
Note Sales & Note Sale Advisory	608,549	9	414,045	2

Total Transaction Volume	$43,527,740	1,251	$35,340,850	1,294

Average Transaction Size	$34,794		$27,311

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,020,500		$1,315,500
Loan Servicing Portfolio Balance	$23,233,246	2,053	$18,025,182	1,752

(a)	Previously reported unaudited debt placement production volume for the twelve months ended December 31, 2006 was overstated by $45 million.

(b)	The total number of unaudited Structured Finance transactions previously reported in the third quarter of 2007 was understated by one transaction. The production volume was properly reported.
Fourth Quarter Production Volume Highlights
     The continued domestic and global re-pricing of debt and equity risk, the credit and liquidity issues in all of the domestic and global debt markets, including the commercial real estate debt capital markets, as well as the lack of investor confidence in all of the fixed income debt markets including those related to the commercial real estate sector had an adverse impact on the Company’s production volume for the fourth quarter 2007. Production volume for the quarter totaled approximately $7.2 billion on 270 transactions, compared to fourth quarter 2006 production volume of approximately $12.3 billion on 385 transactions. This represents a 41.6% decrease in production volume and a decrease of 29.9% in the number of transactions. The average transaction size for the fourth quarter 2007 was approximately $26.7 million, or 16.8% lower than the comparable figure in the fourth quarter 2006.
•	Debt Placement production volume was approximately $4.5 billion in the fourth quarter of 2007, representing a 41.4% decrease from fourth quarter 2006 volume of approximately $7.6 billion.
•	Investment Sales production volume was approximately $1.7 billion in the fourth quarter of 2007, representing a 54.2% decrease from fourth quarter 2006 volume of nearly $3.7 billion.

HFF reports full year 2007 financial results

•	Structured Finance production volume was approximately $968.5 million in the fourth quarter of 2007, increasing 63.0% over the fourth quarter 2006 volume of approximately $594.3 million.

•	Note Sales and Note Sale Advisory Services production volume was approximately $67.0 million for the fourth quarter 2007, a decrease of 83.8% from fourth quarter 2006 volume of approximately $414.0 million.

•	The amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue at the end of the fourth quarter 2007 is approximately $2.0 billion compared to approximately $1.3 billion at the end of fourth quarter of 2006, representing a 53.6% increase.

•	The principal balance of HFF’s Loan Servicing portfolio increased approximately 28.9% to approximately $23.2 billion at the end of the fourth quarter 2007 from approximately $18.0 billion at the end of the fourth quarter 2006.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended Dec. 31
By Platform	2007		2006
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$4,483,443	199	$7,647,852	305
Investment Sales	1,687,040	38	3,686,979	49
Structured Finance	968,486	32	594,259	29
Note Sales & Note Sale Advisory	67,000	1	414,045	2

Total Transaction Volume	$7,205,969	270	$12,343,135	385

Average Transaction Size	$26,689		$32,060

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$2,020,500		$1,315,500
Loan Servicing Portfolio Balance	$23,233,246	2,053	$18,025,182	1,752

HFF reports full year 2007 financial results

Business Expansion Highlights
     HFF continued to expand during fourth quarter 2007 through the addition of 16 new positions, including 11 production support personnel and 2 transaction professionals. The Company’s total number of employees increased from 409 at the end of 2006 to 468 at the end of 2007, representing a net increase of 59 employees. This net increase included 32 production support personnel and 12 transaction professionals.
     “We are pleased with the operating results achieved during the 12 month period in the face of very strong headwinds in nearly all of the domestic and global capital markets, including the commercial real estate markets, caused by the lack of investor confidence in nearly every aspect of the fixed income debt markets, the resulting credit and liquidity issues and the resulting increased pressures on the re-pricing of debt and equity risk. In spite of these strong headwinds, we were able to capitalize on the stable fundamentals in the domestic commercial real estate markets, as well as the strength of our relationships with existing clients and our expanding relationships with new clients, each of whom rely on us to help them navigate these very volatile and challenging capital markets,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.
     “We would like to express our appreciation to our clients who have continued to show their confidence in our ability to perform value-add services for their commercial real estate and capital markets needs, especially in these ever challenging times. We would like to also thank each of our associates who have consistently demonstrated their ability to quickly adapt to this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.

HFF reports full year 2007 financial results

Non-GAAP Financial Measures
     This earnings press release contains a Non-GAAP measure, EBITDA, which as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with Net Income, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss fourth quarter 2007 financial results on Tuesday, March 11th, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-356-3377 in the U.S and 617-597-5392 for international callers approximately 10 minutes prior to the start of the call and enter participant code 38342268. A replay will become available after 11:30 a.m. Eastern Time on March 11th and will continue through April 7, 2008, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 62593891.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, March 11th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports full year 2007 financial results

About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, note sales and note sale advisory services and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) competitive pressures; (5) risks related to our organizational structure; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports full year 2007 financial results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Cash, cash equivalents and restricted cash	$44,109	$5,785
Accounts receivable, receivable from affiliate and prepaids	6,742	10,044
Mortgage notes receivable	41,000	125,700
Property, plant and equipment, net	6,789	5,040
Deferred tax asset, net (4)	131,752	—
Intangible assets, net (2)	9,481	7,005
Other noncurrent assets	603	728

Total assets	$240,476	$154,302

LIABILITIES AND STOCKHOLDERS’ EQUITY/ PARTNERS’ CAPITAL/(DEFICIENCY)
Warehouse line of credit	$41,000	$125,700
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	17,379	13,854
Long-term debt (includes current portion) (5)	189	56,484
Deferred rent credit and other liabilities	4,674	2,582
Payable to minority interest holder under tax receivable agreement (4)	117,406	—

Total liabilities	180,648	198,620
Minority interest (3)	21,784	—
Class A Common Stock, par value $0.01 per share, 175,000,000 and 1,000 shares authorized, 16,445,000 and 1 share(s) issued and outstanding, respectively	164	—
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	25,353	—
Partners deficiency	—	(44,318)
Retained earnings	12,527	—

Total stockholders’ equity/partners’ capital/(deficiency)	38,044	(44,318)

Total liabilities and stockholders’ equity/partners’ capital/(deficiency)	$240,476	$154,302

HFF reports full year 2007 financial results

Notes
(1) The Company’s consolidated operating results and balance sheets for all periods presented herein give effect to the reorganization transactions made in connection with its initial public offering. In connection with the initial public offering consummated on January 30, 2007, the purchase of shares of Holliday GP and partnership units in each of the Operating Partnerships are treated as a reorganization of entities under common control for financial reporting purposes. Accordingly, the net assets of Holdings purchased by the Company are reported in the consolidated financial statements of HFF, Inc. at Holdings’ historical cost. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.
(2) Effective January 1, 2007, the Company adopted the provisions of the Statement of Financial Accounting Standards Board (SFAS) No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140, or SFAS 156. Under SFAS 156, the standard requires an entity to recognize a servicing asset or servicing liability at fair value each time it undertakes an obligation to service a financial asset by entering into a servicing contract, regardless of whether explicit consideration is exchanged. The statement also permits a company to choose to either subsequently measure servicing rights at fair value and to report changes in fair value in earnings, or to retain the amortization method whereby servicing rights are recorded at the lower of cost or fair value and are amortized over their expected life, including servicing contracts with no recorded value. The Company retained the amortization method upon adoption of SFAS 156, but began recognizing the fair value of servicing contracts involving no consideration assumed after January 1, 2007. Prior to the adoption of FAS 156, the Company capitalized servicing rights on loans it originated and sold to FHMLC (Freddie Mac) where the servicing was retained by the Company following the sale of the loan to Freddie Mac. The Company continues to capitalize servicing rights on the Freddie Mac loans subsequent to its adoption of FAS 156. As such, the fair value of all servicing rights recognized by the Company resulted in the Company recording intangible assets and a corresponding amount to income upon the initial recognition of the servicing rights of $2.7 million and $5.4 million for the three month and twelve month periods ended December 31, 2007, respectively, and $0.3 and $0.5 million for the three month and twelve month periods ended December 31, 2006, respectively. These income amounts are recorded in “Interest and

HFF reports full year 2007 financial results

other income, net” in the Consolidated Income Statement. The 2007 Consolidated Balance Sheet and Consolidated Operating Results reflect a $1.1 million impairment charge on certain mortgage servicing rights.
(3) The minority interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships and the ownership interest of Holdings in the Operating Partnerships is reflected as a minority interest in HFF, Inc’s consolidated financial statements. The minority interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. In connection with the reorganization transactions, the initial public offering on January 30, 2007, and the underwriters’ exercise of their option to purchase an additional 2,145,000 shares of Class A common stock on February 22, 2007, the first quarter 2007 is segregated into three distinct periods representing different ownership interests in the Operating Partnerships by HFF, Inc. and Holdings during each of these three periods.
The table below sets forth the minority interest reported on the Company’s Consolidated Operating Results during the year ended December 31, 2007:

HFF reports full year 2007 financial results

Minority Interest Calculation
(dollars in thousands)

				Three	Three	Three		Twelve
	Period	Period	Period	months	months	months	Three	months
	1/1/07	1/31/07	2/22/07	ended	ended	ended	months ended	ended
	through	through	through	March31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	1/30/07	2/21/07	3/31/07	2007	2007	2007	2007	2007
Net income from operating partnerships	$1,922	$1,683	$5,206	$8,811	$20,814	$15,925	$9,979	$55,529
Minority interest ownership percentage		61.14%	55.31%		55.31%	55.31%	55.31%

Minority interest		$1,029	$2,879	$3,908	$11,513	$8,808	$5,519	$29,748

(4) The deferred tax asset on HFF, Inc.’s Consolidated Balance Sheet represents the net of deferred tax assets and deferred tax liabilities. Included within this account is a deferred tax asset representing the future tax benefits associated with HFF, Inc.’s tax basis step-up from its Section 754 election of the Internal Revenue Code. The increase in tax basis, and the election under Section 754 of the Internal Revenue Code, allow the Company to reduce the amount of future tax payments to the extent that it has future taxable income. As a result of the initial increase in tax basis, the Company is currently entitled to future tax benefits of $131.8 million and has recorded this amount as a deferred tax asset on its December 31, 2007 Consolidated Balance Sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings, on an after-tax basis, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of these increases in tax basis and as a result of certain other tax benefits arising from entering into the tax receivable agreement and making payments under that agreement.
The Company has estimated that the payments that will be made to Holdings will be $117.4 million and has recorded this obligation to Holdings as a liability on the Consolidated Balance Sheets. The Company has recorded the $20.7 million difference between the initial $138.1 million benefit and the initial $117.4 million liability to Holdings as an increase in Stockholders’ Equity.
(5) Holdings used a portion of the proceeds it received in connection with the initial public offering to repay all outstanding borrowings under HFF, LP’s credit agreement.

HFF reports full year 2007 financial results

EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the minority interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and you should not consider this in isolation, or as a substitute for analysis of our results as reported under GAAP. The Company finds it as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets, and minority interest. Note that the Company classifies the interest on the warehouse line of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. However, some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports full year 2007 financial results

     Set forth below is an unaudited reconciliation of consolidated net income to EBITDA for HFF, Inc. for the three and twelve months ended December 31:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$2,113	$18,312	$14,420	$51,553
Add:
Interest expense	3	1,164	407	3,541
Income tax expense	2,035	119	9,874	332
Depreciation and amortization	970	767	3,861	2,806
Minority interest	5,519	—	29,748	—

EBITDA	$10,640	$20,362	$58,310	$58,232

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